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                                                                   Exhibit 99.1

[GENAERA LOGO]


                                                           FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007

                Genaera Receives Notification by NASDAQ Regarding
                           Marketplace Rule 4450(a)(5)

Plymouth Meeting, PA -- September 25, 2002 -- Genaera Corporation (NASDAQ: GENR) today announced that it has been notified by The Nasdaq Stock Market, Inc. that the Company's common stock has closed for more than 30 consecutive trading days below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ National Market under Marketplace Rule 4450(a)(5).

In accordance with NASDAQ rules, the Company has been afforded 90 calendar days, or until December 23, 2002, to regain compliance with the minimum bid price requirements. If, at anytime before December 23, 2002, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, The Nasdaq Stock Market, Inc. will provide written notification that the Company complies with Marketplace Rule 4450(a)(5).

If the Company is unable to regain compliance prior to December 23, 2002, it may apply for listing on the NASDAQ SmallCap Market, which, if approved, makes available a 180 calendar day SmallCap Market grace period, or until March 24, 2003, to regain compliance. The Company may also then be eligible for an additional 180 calendar day grace period, or until September 18, 2003, to demonstrate compliance provided that it meets additional NASDAQ listing criteria for the SmallCap Market. Furthermore, the Company may be eligible to transfer back to the NASDAQ National Market if, by September 18, 2003, its bid price maintains the $1.00 per share requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements.

Management of the Company is evaluating all available options in order to regain full compliance with the NASDAQ listing requirements.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

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This announcement contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for macular degeneration and in other indications), and other product development programs. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine and LOMUCIN(TM), may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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